Exhibit 4.1

INSIGNIA SYSTEMS, INC.
2013 OMNIBUS STOCK AND INCENTIVE PLAN

(Adopted by Board of Directors on February 26, 2013)

(Approved by Shareholders on May 22, 2013)

Section 1.                     Purpose

The purpose of the Plan is to attract, retain and motivate capable and loyal employees, officers, consultants, advisors and directors by offering such persons incentives to strive for the success of the Company’s business through various stock-based compensation arrangements, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2.                     Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)                 “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)                 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock Grant granted under the Plan.

(c)                 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)                 “Board” shall mean the Board of Directors of the Company.

(e)                 “Change in Control” means a transaction involving any of the following:

(i)                   the occurrence of (1) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, or (2) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(ii)                 the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that such Person has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)                the election to the Company’s board of directors of persons who constitute a majority of the board of directors and who were not nominated for election by the then-current board of directors, including, but not limited to, the occurrence of any transaction whereby individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof following the transaction; or

(iv)               the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f)                  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)                 “Committee” shall mean the Compensation Committee of the Board or any other committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m), and each member of the Committee shall be a “Non-Employee Director.”

(h)                 “Company” shall mean Insignia Systems, Inc., a Minnesota corporation, including any subsidiaries, and any successor corporation.

(i)                   “Director” shall mean a member of the Board, including any Non-Employee Director.

(j)                  “Eligible Person” shall mean any employee, officer, consultant, advisor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(k)                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)                   “Fair Market Value” means the closing price for the common stock on the NASDAQ Stock Market (including the NASDAQ National Market System) during a regular session trading for a single trading day as reported for such day on www.nasdaq.com or such other source the Committee deems reliable. The applicable trading day for determining Fair Market Value (1) in connection with the grant of Awards shall be the date of grant and (2) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the common stock exists on the NASDAQ Stock Market for the applicable trading day, then such price shall be determined by the Committee as follows:

(i)                   If the common stock is listed for trading on one of more national securities exchanges, or is traded on the NASDAQ Stock Market, then the price shall be the last reported sales price on such national securities exchange or the NASDAQ Stock Market, or if such common stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such common stock was so traded; or

(ii)                 If the common stock is not listed for trading on a national securities exchange or the NASDAQ Stock Market, but is traded in the over-the-counter market, including the NASDAQ OTC Bulletin Board, then the price shall be the closing bid price for such common stock, or if there is no closing bid price for such common stock on such date, the closing bid price on the first day prior thereto on which such price existed; or

(iii)                If neither (i) nor (ii) is applicable, by any means fair and reasonable by the Committee in good faith in the exercise of its reasonable discretion based upon a reasonable application of a reasonable valuation method within the meaning of Code Section 409A and treasury regulations or other authority promulgated thereunder, which determination shall be final and binding on all parties.

(m)               “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(n)                 “Non-Employee Director” shall mean any Director who is a “non-employee director” as defined under subparagraph (b)(3) of Rule 16b-3 and is an “outside director” within the meaning of Section 162(m).

(o)                 “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(p)                 “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q)                 “Other Stock Grant” shall mean any right granted under Section 6(e) of the Plan.

(r)                  “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s)                  “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(t)                  “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total shareholder return), stock price, working capital, market share, cost reductions, customer satisfaction, completion of key projects, and strategic plan development and implementation. Such goals may reflect an absolute standard of entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u)                 “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v)                 “Plan” shall mean the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(w)                “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(x)                 “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(y)                 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(z)                 “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(aa)             “Share” or “Shares” shall mean a share or shares of common stock, $.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(bb)             “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code.

(cc)              “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.                     Administration

(a)                 Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities or other Awards, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities or other Awards and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b)                 Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to: (i) one or more subcommittees which may consist solely of Non-Employee Directors and (ii) persons who are not non-employee directors for purposes of determining and administering Awards solely to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act, provided, however, that the Committee shall not delegate its authority to amend or modify the Plan pursuant to the provisions of Section 7.

(c)                 Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(d)                 Evidence of Awards. Awards granted under the Plan shall be evidenced by a written instrument, an Award Agreement, that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and are not inconsistent with the Plan.

Section 4.                     Shares Available for Awards

(a)                 Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 250,000.

(b)                 Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award (other than an Incentive Stock Option) shall again be available for granting Awards under the Plan. Any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

(c)                 Adjustments. If a Participant exercises or receives all or any portion of an Award subsequent to any change in the number of outstanding common stock of the Company occurring by reason of any stock dividend, split, reverse split, reclassification, combination, exchange of common stock or other similar recapitalization of the Company, there shall be an appropriate adjustment to the number of shares of common stock underlying the Award and, where applicable, to the per unit exercise price of the Award so that the Participant shall then receive for the aggregate price paid by him or her on such exercise of an Option or termination of restrictions for any Restricted Stock or Restricted Stock Unit all shares of common stock subject to the Award to the same extent prior to such stock dividend, split, reverse split or other similar recapitalization. No adjustment shall be made under this Section upon the issuance by the Company of any warrants, rights or options to acquire additional common stock or of securities convertible into common stock unless such warrants, rights, options or convertible securities are issued to all shareholders of the Company on a proportionate basis.

(d)                 Award Limitations Under the Plan.

(i)                   Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any taxable year.

(ii)                 Section 162(m) Limitation for Performance Awards. If a Participant is a “covered employee” as defined under Section 162(m) (a “Covered Employee”) for any taxable year of the Participant in which a Performance Award (or portion thereof) is payable to the Participant, the maximum amount payable in the aggregate to the Participant during that year pursuant to all Performance Awards, shall be $1,000,000 in value, whether payable in cash, Shares or other property; and such amount shall be increased annually (as of each January 1st after the effective date of the Plan) at a fixed percentage rate of 5% (the “Annual Performance Award Limit”). The Annual Performance Award Limit does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan. Further, the Annual Performance Award Limit applies only to Performance Awards granted under this Plan. Any limitations on awards granted to the Participant under any other executive incentive plan maintained by the Company (a “Non-Plan Award”) will be governed solely by the terms of such other plan; provided, however, that, if any amount is payable to the Participant during a given year under a Non-Plan Award that is subject to Code Section 409A, and the terms of the Non-Plan Award permit or require the Company or any Affiliate (or its delegate) to delay beyond that year the payment of any portion of such Non-Plan Award to comply with Section 162(m), the Company shall cause payment of such portion to be delayed for that purpose.

If the Committee reasonably anticipates, on or before any date on which a Performance Award (or portion thereof) is payable to a Participant, that the Participant will be a Covered Employee for the taxable year in which that amount is payable, the Committee will apply the Annual Performance Award Limit to that amount and any other Performance Award amount otherwise payable to the Participant during that year; provided, however, that if the Committee determines at any later time during the year that the Participant is not a Covered Employee for that year, due to a termination of employment or for any other reason, the Committee will direct payment to the Participant of any portion of a Performance Award or Performance Awards that would have been payable during that year or any prior year, but was deferred to comply with the Annual Performance Award Limit, as set forth in this Section 4(d)(ii); and such payment of deferred Performance Award amounts shall be made no later than the last day of the Participant’s first taxable year for which the Participant is not a Covered Employee, unless that payment is delayed beyond that year under Section 7(b) of this Plan, to the extent permitted by or as required to comply with Code Section 409A.

(iii)                Plan Limitation on Restricted Stock, Restricted Stock Units and Other Stock Grants. No more than 500,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Other Stock Grants; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Other Stock Grants for purposes of this limitation on grants of such Awards.

(iv)               Limitation on Awards Granted to Non-Employee Directors. Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 25% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

(v)                 Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 5,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.                     Eligibility

Any Eligible Person shall be eligible to be designated a Participant, so long as: (a) Awards are not made to such Persons in connection with the offer and sale of the Company’s securities in a capital-raising transaction, and (b) such Persons do not directly or indirectly promote or maintain a market for the Company’s securities. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.                     Awards

(a)                 Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)                   Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)                 Option Term; Vesting. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years (except as provided in Section 6(a)(iv)) from the date of grant. In addition, the Committee may adopt a policy regarding standard vesting terms for Option grants, or if one is not adopted or inapplicable, vesting terms shall be fixed by the Committee at the time of grant.

(iii)                Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (which may include, without limitation, cash, or cashless exercise, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Unless otherwise provided in the agreement evidencing the Option, any Non-Qualified Option may be exercised by instructing the Company to withhold from the Shares issuable upon exercise of the Option Shares in payment of all or any part of the exercise price and/or any related withholding obligations consistent with Section 8, which Shares shall be valued for this purpose at their Fair Market Value or in such other manner as may be authorized from time to time by the Committee.

(iv)               Restrictions. In addition to the foregoing provisions of this Section 6, Options that are intended to constitute Incentive Stock Options shall be subject to the following additional provisions of this Section 6(a)(iv).

A.               Eligible Participants. Incentive Stock Options may be granted only to persons who are employees of the Company or an Affiliate.

B.               Limit on Exercisability. The aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during any calendar year, under this Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000. To the extent an Incentive Stock Option exceeds this $100,000 limit, the portion of the Incentive Stock Option in excess of such limit shall be deemed a Non-Statutory Option.

C.               Limit on Term. Subject to the provisions of Section 6(a)(iv)(D), an Incentive Stock Option shall not be exercisable more than ten (10) years after the date on which it is granted.

D.               Restrictions for Certain Shareholders. The purchase price of shares of common stock that are subject to an Incentive Stock Option granted to an employee of the Company or any Affiliate who, at the time such Option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate, shall not be less than 110% of the Fair Market Value of such shares on the date such Option is granted, and such Option may not be exercisable more than five (5) years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee of the Company or any Affiliate.

(v)                 Payment of Exercise Price. The exercise price for Shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of Shares purchased. Such consideration must be paid before the Company will issue the Shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) cash; (b) check or wire transfer; (c) tendering Shares already owned by the Participant, provided that the Shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion.

(vi)               Cashless Exercise. The Committee, in its sole discretion, may also permit the “cashless exercise” of an Option. In the event of a cashless exercise, the Participant shall surrender the Option to the Company, and the Company shall issue the Participant the number of Shares determined as follows:

X = Y (A-B) /A where:

X = the number of Shares to be issued to the Participant.

Y = the number of Shares with respect to which the Option is being exercised.

A = the Fair Market Value on the date of exercise.

B = the Option exercise price.

(b)                 Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c)                 Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)                   Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. The Committee may adopt a policy regarding standard vesting terms for Restricted Stock and Restricted Stock Units grants, or if one is not adopted or inapplicable, vesting terms shall be fixed by the Committee at the time of grant. In addition, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

(ii)                 Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, which shall be, unless otherwise required by law or the Award Agreement by book-entry registration, but may be by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)                Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units held by the Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(iv)               Except as otherwise provided in Section 6(f)(viii), any Award Agreement granting Restricted Stock Units shall contain provisions that are intended to allow the Restricted Stock Units to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

(d)                 Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m). Except as otherwise provided in Section 6(f)(viii), any Award Agreement granting a Performance Award shall contain provisions that are intended to allow the Performance Award to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

(e)                 Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(f)                  General.

(i)                   Consideration for Awards. Awards may be granted for no cash consideration, or for any cash or other consideration as determined by the Committee or required by applicable law.

(ii)                 Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)                Forms of Payment under Awards. Subject to the terms of the Plan, including Section 6(a)(v), and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award shall be made in such form or forms as the Committee shall determine, including, without limitation: cash, Shares, other securities, other Awards or any combination thereof; and shall be made in a single payment, in each case in accordance with rules and procedures established by the Committee. Except as otherwise provided in Section 6(f)(viii), any change in the timing of payment of an Award shall satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

(iv)               Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award (other than Shares that are not Restricted Stock), and no right under any such Award, shall be transferable by a Participant either (A) for any consideration or (B) without consideration other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. Each Option, Stock Appreciation Right or right under any other Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate; provided, however, that this sentence shall apply to an Other Stock Grant only to the extent provided under the terms of the Award Agreement for the Other Stock Grant.

(v)                 Term of Awards. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Award, the maximum term of an Award shall be as established for that Award by the Committee, which shall not be more than ten years from the date of grant, or, if not so established, shall be ten (10) years from the date of grant.

(vi)               Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

(vii)              Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled, exchanged and replaced with Options or Stock Appreciation Rights or other Awards having a lower exercise or grant price, without the prior approval of the shareholders of the Company.

(viii)            Code Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (A) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code; or (B) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding the foregoing provisions of this Section 6(f)(viii), Award Agreements may be written or amended in a manner that does not satisfy the requirements of Code Section 409A (or any exemption therefrom), but only if and to the extent that the Committee specifically provides in written resolutions that the Award Agreement or amendment is not intended to comply with Code Section 409A.

(ix)               Book-entry registration. Any Awards granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, but shall, unless otherwise required or specified by the applicable Award Agreement or applicable law, be evidenced through book-entry registration.

(x)                 Death of Participant. Upon the death of a Participant, an Award, or any portion thereof, may be exercised to the extent the Participant was entitled to do so at the time of the Participant’s death, by his or her executor or administrator or other person entitled by law to the Participant’s rights under the Award, at any time within one year subsequent to the date of death. The Award shall automatically expire one (1) year after the Participant’s death to the extent not exercised.

(xi)               Disability of Participant. If a Participant is an employee of the Company, and if the Participant’s employment is terminated due to his or her disability, the Participant may, within one year of such termination, exercise any unexercised portion of an Award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire one (1) year after such termination to the extent not exercised.

(xii)              Other Termination of Employment. If a Participant is an employee of the Company, and if the Participant’s employment is terminated other than by death, disability, or conduct which is contrary to the best interests of his or her employer, the Participant may, within 90 days of such termination, exercise any unexercised portion of an Award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire 90 days after such termination to the extent not exercised. If the Participant’s employment is terminated by his or her employer for conduct which is contrary to the best interests of his or her employer, or if the Participant violates any written nondisclosure agreement with his or her employer, as determined in either case by the Participant’s employer in its sole discretion, the unexercised portion of the Participant’s Award shall automatically expire at the time of termination. Inter-company transfers and approved leaves of absence for up to 90 days shall not be considered termination of employment.

Section 7.                     Amendment and Termination; Adjustments

(a)                 Amendments to the Plan. The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or rule, including, but not limited to the rules and regulations of the NASDAQ Stock Market, shareholder approval shall be required for any amendment, suspension, or termination to the Plan.

(b)                 Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided by the terms of the Plan, including, without limitation, Section 9(g), or an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c)                 Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.                     Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

Section 9.                     General Provisions

(a)                 No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)                 Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c)                 Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)                 No Rights of Shareholders. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in any other written agreement between a Participant and the Company, no Award shall entitle the Participant to any voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of such Award.

(e)                 Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended, or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

As further set forth under Section 6(f)(ix), to the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of Shares, the issuance shall be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f)                  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(g)                 Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control;

(iii) cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv) cancel any Award in exchange for a substitute award;

(v) redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vi) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Committee may cancel that Option without any payment of consideration therefor;

(vii) take such other action as the Committee shall determine to be reasonable under the circumstances; and/or

(viii) notwithstanding any provision of this Section 9(g), in the case of any Award subject to Section 409A of the Code, such Award shall vest and be distributed only in accordance with the terms of the applicable Award Agreement and the Committee shall only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to shareholders in connection with the Change in Control.

(h)                 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)                   Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

(j)                  Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(k)                 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(l)                   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(m)               No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(n)                 Headings. Headings are given to the Sections and subsections of the Plan or any Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(o)                 Code Interpretation. Each reference in the Plan to a section of the Code will be interpreted to include the section itself, any successor provision thereto, the Treasury regulations thereunder (or under a successor provision), and all applicable administrative or judicial guidance relating thereto.

Section 10.                  Effective Date of the Plan

The Plan became effective on February 26, 2013, upon its adoption by the Board, subject to the approval of the shareholders of the Company at the annual meeting of shareholders of the Company held on May 22, 2013.

Section 11.                  Term of the Plan

The Plan shall terminate at midnight on February 26, 2023, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan on February 26, 2013. The Plan shall remain in effect as long as any Awards are outstanding.

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